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                                                                      EXHIBIT 99

                                               Investor Contact: RoseMary Luebke
                                                                      Controller
                                                                    952.974.7000
                                                  rosie.luebke@kontronmobile.com

KONTRON MOBILE COMPUTING RECEIVES OFFER FROM MAJORITY SHAREHOLDER

         EDEN PRAIRIE, Minn. -- (December 3, 2003) -- Kontron Mobile Computing, Inc. (OTC BB: KMBC), today announced that it has received an offer from Kontron AG expressing the interest of Kontron AG to acquire all of the shares of common stock of Kontron Mobile Computing, Inc. (KMC) that are not currently owned or controlled by Kontron AG. Kontron AG offers to pay $0.45 per share of KMC common stock. Kontron AG is the majority shareholder of KMC. According to its most recent filings with the Securities and Exchange Commission, Kontron AG owns 7,694,492 shares of KMC's common stock, out of a total of 14,952,926 shares of KMC common stock currently outstanding, and all of the outstanding 4,750,000 shares of KMC's Series B and Series C Convertible Participating Preferred Stock, which are convertible into 5,468,750 shares of common stock.

         KMC's board of directors has formed a special committee to deal with the offer from Kontron AG. The special committee is currently in the process of identifying an investment banking firm to have Kontron AG's offer evaluated and assessed in comparison to KMC's value as a going concern.